Exhibit 99.1

For Immediate Release

Danka Announces Sale of Canadian Business Unit

– Transaction completed with Canadian subsidiary of Pitney Bowes Inc. –

ST. PETERSBURG, FLORIDA (July 1, 2005) – Danka Business Systems PLC (NASDAQ: DANKY) today announced that the company has entered into an agreement to sell the shares of its Canadian business unit, Danka Canada Inc., to Pitney Bowes of Canada, Ltd., a subsidiary of Pitney Bowes Inc., for a purchase price of U.S. $14 million in cash. The purchase price is subject to a 10% holdback for a period of up to one year for potential contingencies related to the transaction. The proceeds of the transaction will be used for working capital purposes.

“We are very pleased to have reached this agreement with a company of Pitney Bowes’ stature and reputation,” stated Todd Mavis, Danka’s Chief Executive Officer. “This transaction is an example of the progress we are making on our strategy of exiting markets where we have not achieved sufficient scale. While we have worked hard and made progress in certain areas of the Canadian business, we have not been able to reach profitability and we feel our efforts and resources are best directed to our core businesses. I believe the business unit is now well positioned for success, and when combined with Pitney Bowes’ existing operation in Canada, presents the potential for synergies and profitability, as well as great opportunities for our employees and customers there.”

Danka Canada, headquartered in Toronto, provides imaging systems and services, including copiers and multi-functional peripheral devices and related services to customers in major Canadian markets. During the fiscal year ended on March 31, 2005, the subsidiary’s revenues were U.S. $35.9 million, balance sheet gross assets were U.S. $17.3 million, and it experienced a net loss of U.S. $7.7 million which included U.S. $2.7 million in restructuring expense.

July 1, 2005

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

###

Contacts:	DankaInvestor Relations – Donald W. Thurman, 770-280-3990
Danka London – Paul G. Dumond, 44-207-605-0154

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

Danka is a registered trademark and TechSource is a trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.